This document replaces Exhibit 5.1 previusly filed.


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                                 Law Offices of
                                 HORWITZ & BEAM
                                Two Venture Plaza
                                    Suite 350
                            Irvine, California 92618
                                 (949) 453-0300
                                 (310) 842-8574
                               FAX: (949) 453-9416
Gregory B. Beam, Esq.                                        Ralph R. Loyd, Esq.
Lawrence W. Horwitz, Esq.                             Patti L.W. McGlasson, Esq.
Lawrence M. Cron, Esq.                                   Bernard C. Jasper, Esq.
Lynne Bolduc, Esq.                                     K. William Pergande, Esq.
Malea M. Farsai, Esq.                                     John Y. Igarashi, Esq.


                                 March 26, 1999

                              Beta Oil & Gas, Inc.

Ladies and Gentlemen:

         This office represents Beta Oil & Gas, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-1 under the Securities Act of 1933 (the "Registration Statement"), which relates to: (1) the issuance and sale of a maximum of 1,650,000 shares of the Registrant's Common Stock; (2) the registration and possible sale of up to 7,029,492 shares of the Registrant's Common Stock and 2,497,663 shares of the Registrant's Common Stock issuable upon exercise of warrants by certain Selling Security Holders; and (3) the registration of up to 165,000 shares of the Registrant's Common Stock issuable upon exercise of Underwriter Warrants (collectively, the "Registered Securities") all pursuant to an Underwriting Agreement to be dated as of the effective date of the Registration Statement. In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

         Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                 HORWITZ & BEAM
                                 /s/ Horwitz & Beam